Exhibit 10.6

Certain identified information in this document has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Order Form No. 1 – Online, In-Store, Telesales

Merchant Legal Name:  Peloton Interactive Inc.

Merchant URL(s): www.onepeloton.com (including all subdomains) (“Sites”)

Merchant Locations: Merchant’s physical retail stores as mutually agreed by the parties and as updated from time to time in writing by Merchant. (“Locations”)

Merchant Primary Contact
Merchant Address
Street: 125 West 25th Street, 11th Floor	Name: [***]
City/State: New York, NY	Title: Director, Creditor
Postal Code: 10001	Email: [***]

Launch Date	9/4/2020
Affirm Retail Product	Standard/API (Online, In-Store, Telesales)

This Order Form No. 1 and all other Order Forms to be executed by and between Affirm and Merchant shall be effective as of the last date of signature below (the “Effective Date”) and incorporate by reference and shall be governed by the terms and conditions of the Merchant Agreement attached hereto as Exhibit A. Merchant agrees that the rights and obligations set forth in the Agreement shall apply to all Sites and Locations through which the Merchant offers the Services. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

I. Fees.

Merchant shall pay Affirm a percentage of the gross dollar amount of a Successful Transaction (as defined in the Agreement) [***] as part of the Successful Transaction, if applicable, (the “Fees”) for consumer loans as described below. Affirm reserves the right to decrease approvals in its sole discretion.

(a) Fees for Online, In-Store, and Telesales Transactions.

Terms	0% APR
[***]	[***]
[***]	[***]
[***]	[***]

(b) Fee [***]

Affirm shall [***]as described in Section I(a) of this Order Form No. 1 [***] at [***] during [***], provided that Merchant complies with the terms and conditions of this Agreement. [***]. Following [***], Merchant shall pay Affirm [***] based upon [***] as of the last calendar quarter of the Initial Term.

(c) [***]Fee and Reimbursement.

For each Successful Transaction which includes [***] by a Customer [***], the Fees for each such [***] shall be [***] of the [***] of such [***]. As part of the Payout (as defined in the Agreement), Affirm shall net from the Payout [***] for each [***].

II. Additional In-Store Terms.

(a) Data Sharing / Performance. During the Term, Merchant shall provide Affirm with monthly reports with certain transactional data resulting from the In-Store Services, including but not limited to: [***] and other applicable data agreed upon by the parties, all of which constitutes Merchant’s Confidential Information.

(b) Deployment and Feedback. Merchant agrees to provide reasonable written feedback to Affirm about the In-Store Services. Merchant further agrees that Affirm may use any comments, ideas or other feedback about the In-Store Services submitted by Merchant without restriction or compensation to Merchant and that any derivative works created by Affirm which incorporate such comments, ideas or feedback submitted by Merchant shall be owned by Affirm and considered Affirm IP pursuant to Section 8(c) of the Agreement, except to the extent the same contains Merchant’s Confidential Information.

(c) Merchant’s Responsibilities.

(i) Affirm shall provide Merchant with the appropriate information, training materials, associated marketing materials, templates, and language for the purposes of promoting the Loans provided via the In-Store Services in accordance with applicable laws and regulations, provided that the form and content of all customer-facing marketing must be agreed upon by the parties (collectively, “Marketing Materials”). Merchant shall comply with all specifications and instructions in such Marketing Materials and all trainings provided by Affirm.

(ii) Merchant shall not make any statements, commitments, representations or warranties with respect to Affirm, or to the In-Store Services, to any third party except as authorized in advance and in writing by Affirm or derived from and consistent in all respects with Marketing Materials provided to Merchant by Affirm.

(iii) Before implementing any incentive program related specifically to the In-Store Services (which for clarity excludes Merchant’s standard employee sales commission plans in effect from time to time), Merchant shall obtain the prior written consent of Affirm (which consent shall not be unreasonably delayed or withheld).

(iv) Merchant shall not permit Merchant employees or representatives to promote the In-Store Services prior to completing all required training provided by Affirm. Merchant shall be solely responsible for ensuring that its employees and representatives complete all required training and comply with the content provided in the Marketing Materials and all such trainings.

(v) Affirm reserves the right to perform unscheduled and/or anonymous testing to confirm Merchant’s compliance with the requirements of the In-Store Services.

(vi) Merchant shall, upon Affirm’s reasonable request, provide written confirmation that the Merchant employees engaged in the In-Store Services have completed Affirm’s required training, and other reasonable information requested by Affirm.

(vii) All terms and conditions of this Agreement and this Order Form No. 1 shall apply to the Locations as defined herein.

III. Additional Telesales Terms.

(a) Telesales Services. The Affirm Telesales Services shall consist of the offering of Loans through Affirm’s Services for the purchase of Merchant’s goods and services. Merchant's Personnel will assist such Customers over the telephone. Phone representatives will use Merchant-supplied technology (POS/ERP) as well as Affirm’s technology to offer the Services with Customers subject to the terms and conditions as set forth below (collectively the “Telesales Services”).

(b) Telesales Materials. Affirm has provided Merchant with the appropriate information, training guides and materials, instructions, scripts, talk-tracks, associated marketing materials, templates, and language for the purposes of promoting the Loans through Telesales Services in accordance with applicable laws and regulations, provided that the form and content of all customer-facing marketing must be agreed upon by the parties (collectively, “Telesales Materials”). Merchant shall comply with all policies and procedures regarding such Telesales Materials and trainings provided by Affirm, as updated from time to time upon reasonable written notice to Merchant, in connection with phone sales which offer or promote the Services. Merchant shall not permit Merchant’s Personnel (as defined below) to participate in the Telesales Services prior to completing all required training provided by Affirm. Merchant shall be solely responsible for ensuring that its employees and representatives complete all required training and comply with the content provided in the Telesales Materials and all such trainings.

(c) Data Sharing / Performance. During the term of this Order Form, Merchant shall provide Affirm with monthly reports with certain transactional data resulting from the Services and Telesales including, but not limited to: [***] and other applicable data agreed upon by the parties, all of which constitutes Merchant’s Confidential Information.

(d) Deployment and Feedback. Merchant agrees to provide reasonable written feedback to Affirm about the Telesales Services and its telesales efforts. Merchant further agrees that Affirm may use any comments, ideas or other feedback submitted by Merchant about the Telesales Services without restriction or compensation to Merchant and that any derivative works created by Affirm which incorporate such comments, ideas or feedback submitted by Merchant shall be owned by Affirm and considered Affirm IP pursuant to Section 8(c) of the Agreement, except to the extent the same contains Merchant’s Confidential Information.

(e) Merchant’s Responsibilities.

(i) Merchant shall not make any statements, commitments, representations or warranties with respect to Affirm, or to the Services, except as authorized in advance and in writing by Affirm or derived from and consistent in all respects with Telesales Materials provided to Merchant by Affirm.

(ii) Before implementing any incentive program related specifically to the Telesales Services (which for clarity excludes Merchant’s standard employee sales commission plans in effect from time to time), Merchant shall obtain the prior written consent of Affirm (which consent shall not be unreasonably delayed or withheld).

(iii) Affirm reserves the right to perform unscheduled and/or anonymous testing to confirm Merchant’s compliance with the requirements of the Telesales Services.

(iv) Merchant shall, upon Affirm’s reasonable request, provide written confirmation that the Merchant employees engaged in the Telesales Services have completed Affirm’s training, and other reasonable information requested by Affirm.

I hereby represent that I am an authorized signatory of the respective entity below and have read, understood, and agree to be bound by the terms of this Order Form No. 1 and the Agreement.

Affirm, Inc.		Peloton Interactive, Inc.

By:	/s/ Pat Suh	By:	/s/ John Foley

Name:	Pat Suh	Name:	John Foley

Title:	Senior Vice President, Client Success	Title:	CEO

Date:	9/4/2020	Date:	9/4/2020

Exhibit A

MERCHANT AGREEMENT

This Merchant Agreement, including the attached exhibits and all documents incorporated by reference (collectively, the “Agreement”), is made and entered into as of 9/3/2020 (“the Effective Date”) by and between Peloton Interactive, Inc. (“Merchant”) and Affirm, Inc., a Delaware corporation (together with its subsidiaries, “Affirm”), and sets forth the terms and conditions under which Affirm authorizes Merchant to market and offer the Services, as defined herein. This Agreement is effective as of the Effective Date and includes: (1) Exhibit A – this Merchant Agreement; (2) Exhibit B – Affirm Service Level Objectives; and (3) Exhibit C – Affirm Customer Dispute Resolution Procedures. All applicable Order Forms between the parties are incorporated into and automatically become a part of this Agreement. In the event of a conflict between the terms of an Order Form and the other terms of the Agreement, the terms of the Order Form will prevail with respect to the subject matter thereof.

1.	Introduction.

Affirm has entered into a loan program agreement (the “Loan Program Agreement”) with Cross River Bank, a New Jersey state-chartered bank, or other FDIC-insured institution authorized by Affirm (“Originating Bank”), to offer certain consumer financing options, including, but not limited to, closed-end installment loans and payment deferral options (collectively, “Loans”) with interest rates no greater than a 30% annual percentage rate (“APR”) through Affirm’s proprietary financial platform and related application programming interfaces (“APIs”) (collectively, the “Services”).

Merchant wishes to offer certain of Affirm’s Services to qualifying persons seeking to finance the purchase of certain goods or services offered and sold by Merchant (“Customers”).  As of the Effective Date, the intent of the parties is to offer Loans to Customers, with Merchant paying Affirm in the form of Fees as set out in the Order Forms (defined below).

Merchant acknowledges that payment for a Customer’s goods or services shall be made directly to Merchant by Originating Bank and not by Affirm, [***]. Merchant further acknowledges that Originating Bank shall be the creditor for all Loans at origination of each Loan, and that Affirm shall cause payment to be made by Originating Bank to Merchant by submitting transaction information to Originating Bank pursuant to the Loan Program Agreement.

Affirm agrees to make the Services described in the one or more order forms executed by the parties (each, an “Order Form”) available to Customers in accordance with this Agreement. The use of the Services is limited to certain states and/or territories in the United States and United States territories where Affirm makes the Services available at Affirm’s sole discretion (the “Territory”).

2.	Terms and Conditions of Merchant Participation.

(a)	As of the Effective Date, Affirm’s risk department has evaluated and approved Merchant for the programs contemplated by this Agreement and the Order Forms. Any future evaluations of Merchant by Affirm’s risk department shall follow the process set forth in Section 5.5 of this Agreement.

(b)	Merchant represents that Merchant’s primary contact listed on the Order Form hereto is Merchant’s representative with full authority to act on Merchant’s behalf with respect to the day-to-day matters involving the Services and shall remain so until Merchant provides written notification to Affirm of any changes thereto.

(c)	During the Term of this Agreement, as long as Affirm is providing Services in accordance with this Agreement, Merchant will not [***].

(d)	Merchant and Affirm agree to the Customer Dispute Resolution Procedures attached hereto as Exhibit C, as may be updated from time to time by Affirm with thirty (30) days’ written notice to Merchant.

(e)	Merchant agrees that the following types of items, as updated from time to time with at least thirty (30) days’ written notice by Affirm to Merchant, shall be ineligible for the Services (“Prohibited Items”): [***].

(f)	Subject to the terms of the Agreement and any applicable Order Form, Merchant agrees to [***].

(g)	Merchant agrees to provide Affirm thirty (30) days’ prior written notice in the event that it materially modifies any provisions contained within its Peloton Subscription Terms and Conditions.

3.	Merchant Responsibilities.

(a)	Merchant shall be responsible for establishing and maintaining a United States depository account (“Bank Account”) in good standing.

(b)	Merchant shall be responsible for taking such actions as are reasonably requested by Affirm to integrate the Services with Merchant’s sales processes or to effectuate the implementation of such Services through a mutually acceptable platform.

(c)	Merchant may not impose on a Customer any surcharge, fee or other amount solely because a Customer has used the Services in connection with a purchase.

(d)	Merchant shall not [***]

(e)	Merchant shall be responsible for maintaining commercially reasonable business practices consistent with the industry standards applicable to Merchant as related to Merchant’s shipping and service fulfillment obligations arising from Merchant’s contractual relationships with Customers. This shall include, but is not limited to, providing goods and services financed through the Affirm platform at such time or times as provided under its agreements with Customers following a Successful Transaction (as defined herein). Merchant will provide Affirm with shipping carrier and tracking information upon request.

(f)	Merchant shall be responsible for maintaining a refund and return policy that is clearly and conspicuously displayed to or otherwise easily accessible by Customers prior to the completion of checkout.

(g)	Merchant shall provide financial statements (consisting of the profit and loss statement, balance sheet, cash flow) and other materials as reasonably requested by Affirm within ninety (90) days of the end of the applicable quarter pursuant to Section 5.5 of this Agreement;

(h)	Merchant shall provide [***] to Affirm twice a year [***] and respond to reasonable requests from Affirm for [***] prior to [***] and/or [***].

(i)	Merchant shall be responsible for using reasonable efforts to cooperate with Affirm in marketing and promotional campaigns related to [***]. Merchant agrees to [***]; provided that, in no event shall Merchant use Affirm’s name or product in [***]. Merchant shall [***]. Affirm shall (i) [***] or (ii) [***]. Affirm shall make commercially reasonable efforts to provide [***] within three (3) Business Days and in any case shall provide such response within ten (10) Business Days. [***]. For all purposes in this Agreement, “Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(j)	Merchant agrees that the rights and obligations set forth in this Agreement shall apply to all Sites and Locations listed in the applicable Order Form at which the Merchant offers the Services.

(k)	Merchant agrees to comply with all laws and regulations applicable to Merchant’s business.

4.	Affirm Responsibilities.

(a)	Affirm shall be responsible for providing to Merchant the Services as described in this Agreement, the Exhibits, and the Order Form(s).

(b)	Affirm shall be responsible for providing Merchant with information, tools or services necessary for Merchant to integrate Affirm’s Services, including any corresponding production software key, in a timely manner so as to achieve Merchant’s desired launch date, and taking such actions as are reasonably requested by Merchant to facilitate Merchant’s implementation and maintenance of Services, at no additional cost to Merchant.

(c)	Affirm shall be responsible for operating and administering the financing program(s) offered through the Services hereunder, including without limitation, establishing and maintaining borrower terms and credit criteria, in compliance with this Agreement.

(d)	Affirm shall be responsible for providing reasonably requested assistance (including complete and accurate documentation) to Merchant in a timely manner to support the integration and implementation of the Services on Merchant’s e-commerce platforms and other necessary information technology activities of Merchant related to the Services under each applicable Order Form, at no additional cost to Merchant.

(e)	Affirm shall provide financial statements (consisting of the profit and loss statement, balance sheet, cash flow) and other materials as reasonably requested by Merchant within ninety (90) days of the end of the applicable quarter pursuant to Section 5.5 of this Agreement;

(f)	Affirm shall be responsible for complying with the Service Level Objectives described in Exhibit B attached hereto.

(g)	Affirm shall be responsible for being available for periodic meetings, as may be reasonably requested by Merchant, to discuss roadmaps for future improvements or extensions to the Services.

(h)	Affirm shall be responsible for complying with, and ensuring that the Loans and the Services (including all marketing activities conducted hereunder) comply with, all applicable laws and regulations. This includes, without limitation, the obligation to ensure that all credit-related advertising and disclosures, and all notices and disclosures relating to Loan applications, are made in compliance with applicable laws and regulations.

(i)	[***]

5.	Fees and Payments for Affirm Services.

5.1.	Fees.

(a)	Fees are calculated as a percentage of the gross dollar amount of sales approved by Affirm to be financed through a Loan and Captured (defined below) by Merchant (“Successful Transactions”). A sale is “Captured” by Merchant (i.e., Merchant becomes entitled to payment for the value of that sale) when Merchant: (a) acknowledges to Affirm that a pending credit transaction with a Customer was created through the Affirm platform; and (b) agrees to fulfill the pending transaction. Merchant shall pay to Affirm certain fees based on conditions set forth in the applicable Order Forms (“Fees”), which may be credited by Affirm against amounts payable to Merchant pursuant to this Agreement.

(b)	Any Fees past due that are not subject to a good faith dispute are subject to a monthly charge of [***]% or the maximum amount permitted by law, whichever is less, based on the outstanding overdue balance [***]. If Affirm terminates Services for nonpayment by Merchant, Affirm shall not be considered in default for any Services not performed as of the termination date and will have no liability to Merchant for such unperformed Services.

5.2.	Returned Merchandise and Cancelled Services; Refunds.

Affirm shall not hold any Customer liable for any amount arising from the Customer’s purchase if Customer provides documentary evidence showing that the product in question was returned to Merchant (or, in the cases of services, cancelled) in accordance with Merchant’s stated return or cancellation policy. In the event that a purchase is returned to Merchant by a Customer, or a subscription service is cancelled, following a Successful Transaction or when Merchant otherwise determines that a refund is owed to a Customer (which, for clarity, may include warranty and “customer satisfaction” returns or cancellations of services that Merchant issues in its discretion outside of Merchant’s stated return or cancellation policy), Merchant shall: (a) promptly process such refund owed to the Customer so that Affirm may credit the Customer’s outstanding balance accordingly; (b) return to Affirm the amount of such refund; and (c) issue only full or partial refunds and not store credit. In the case of partial refunds, Merchant shall be solely responsible for determining the amount of such refund and shall be solely liable for any dispute with a Customer relating thereto. [***]

5.3.	Payout Schedule.

(a)	Once Merchant’s Bank Account information has been reviewed and verified by Affirm, Affirm will begin making periodic payments to Merchant in accordance with the Agreement. Affirm will cause Originating Bank to initiate transfer of Settlement Funds (defined below) to Merchant’s Bank Account within three (3) Business Days of a Successful Transaction (the “Payout”). The applicable “Settlement Funds” shall consist of the total dollar amount of Successful Transactions not included in previous payments to Merchant by Affirm, less: (i) accrued but unpaid Fees; (ii) amounts relating to [***] pursuant the Customer Dispute Resolution Procedures in Exhibit C; and (iii) undisputed amounts owed by Merchant to Affirm under the Agreement necessary to complete settlement, which may include amounts resulting from Customer refunds exceeding the amount of Captured transactions. In the event that Merchant disputes the calculation of any amounts payable under an applicable Order Form and this Agreement, Merchant may invoke the dispute resolution process in Section 5.4(b) of the Agreement. In an instance where Settlement Funds are insufficient to net out Fees or refunded amounts due or where amounts are otherwise expressly payable through invoicing under this Agreement or any applicable Order Form, Merchant shall pay undisputed amounts owed to Affirm through the Automated Clearing House (“ACH”) system to an account held by Affirm within thirty (30) days of Merchant’s receipt of the applicable invoice except where otherwise specified herein.

(b)	Affirm reserves the right to suspend Payouts to Merchant’s Bank Account should Affirm determine, in its sole and reasonable discretion, that such action is necessary due to (1) a significant increase in formal Merchant Disputes (as defined in Exhibit C) or other fraudulent activity associated with Merchant’s use of the Services (not including fraudulent activity of any Customer) or (2) if required by law or court order. [***]

5.4.	Audit Rights and Disputes.

(a)	Each party will keep complete and accurate books and records pertaining to its receipt and handling of transactions processed through the Services. The term books and records also includes any financial reports or other transactional documentation generated through the use of the Services. During the Term of this Agreement and for a period of six (6) months after its termination, each party shall have the right to audit those books and records of the other that are directly relevant to verifying the accuracy of the payments made by Affirm to Merchant and any Fees or other amounts payable by Merchant to Affirm hereunder. Such audit shall occur no more than once in a six (6) month period, at the place where the party that is being audited maintains such records, during its normal business hours and with at least thirty (30) days' prior notice. During such audit, the party being audited shall allow a certified public accountant selected by the other party and reasonably acceptable to the party being audited reasonable access to (including the right to make copies of) the books and records in accordance with the foregoing. The costs of such certified public accountant shall be borne by the party requesting the audit unless it is determined that the amount payable to such party is more than five percent (5%) greater than the amount actually paid or credited to such party, in which case reasonable costs of such audit shall be paid by the party being audited. Auditors must agree to be bound to confidentiality obligations no less restrictive than those contained herein.

(b)	If any dispute arises under this Agreement, including, but not limited to, disputes relating to Fees, amounts withheld from payments by Affirm and amounts payable to Affirm with respect to customer disputes or indemnities, both parties agree to make a good faith effort to resolve the dispute within thirty (30) calendar days’ written notice of such dispute. No action, suit, arbitration or other proceeding may be commenced (other than for undisputed amounts) before the parties have attempted to resolve the dispute pursuant to this provision unless immediate injunctive relief is being sought. All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to this Agreement, shall be finally settled by arbitration in accordance with Section 14 of this Agreement.

5.5.	Financial Statements.

On a quarterly basis, Affirm and Merchant may exchange financial statements on a quarterly basis and other information or materials as reasonably requested and as mutually agreed to by the parties in writing. If requested pursuant to this provision, financial statements will be provided within 90 days following the close of the relevant party’s fiscal quarter, and 120 days following the close of the relevant party’s fiscal year.

(a)	Merchant shall review financial statements provided by Affirm within thirty (30) days of its receipt of such documents and notify Affirm in writing of any material concerns it has with Affirm’s ability to provide the Services in a commercially satisfactory manner. If Merchant reasonably determines, after its review of Affirm’s financial statements and related information, that Affirm is not able to provide the Services in a commercially satisfactory manner, the parties agree to work in good faith to resolve Merchant’s concerns in a reasonably satisfactory manner within ninety (90) calendar days of Merchant’s notice to Affirm under this Section 5.5. Merchant’s obligations pursuant to Section 2(c) of this Agreement shall terminate, provided that (i) Merchant first provides notice to Affirm and (ii) Affirm is unable or unwilling to address Merchant’s concerns to Merchant’s reasonable satisfaction within the ninety (90) day period above. If Merchant offers an Alternative Service Provider under this Section 5.5(a) (other than in connection with a permitted Second Source Program), then Affirm shall have the right to terminate this Agreement (or the affected Order Forms) with sixty (60) days’ written notice to Merchant.

(b)	Affirm shall review financial statements provided by Merchant within thirty (30) days of its receipt of such documents and notify Merchant in writing of any material concerns it has with the financial risk presented by the Agreement. If Affirm reasonably determines, after its review of Merchant’s financial statements and related information, that the continued provision of Services under the Agreement presents an unacceptable increased financial risk to Affirm, the parties agree to work in good faith to resolve Affirm’s concerns in a reasonably satisfactory manner within ninety (90) calendar days of Affirm’s notice to Merchant under this Section 5.5. Affirm may revise the Fees charged under the Agreement (and any applicable Order Form) provided that (i) Affirm first provides thirty (30) calendar days’ written notice to Merchant of its intent to revise Fees, and (ii) Merchant is unable or unwilling to address Affirm’s concerns to Affirm’s reasonable satisfaction within the ninety (90) day period described above. If Affirm increases Fees pursuant to this Section, then Merchant shall have the right to terminate this Agreement (or the affected Order Forms) by written notice prior to the effective date of the Fee increase.

6.	Fraudulent Transactions.

If Merchant or Customer changes product shipping details after a Successful Transaction, Merchant assumes the risk of loss of the value of the transaction unless such changes have received the prior written approval of Affirm (such approval or non-approval to be communicated within 24 hours of its receipt of a request (or within 24 hours of the next Business Day when received on non-Business Days). In the event Affirm informs Merchant that a Customer transaction is fraudulent or likely fraudulent prior to Merchant shipping goods or providing services, and Merchant ships the goods or provides the services notwithstanding this information, Merchant is liable for any loss resulting from such transaction. Merchant shall be liable for all loss resulting from fraudulent misconduct of Merchant’s employees, contractors, representatives, or agents.

7.	Independent Contractors; Responsibility for Employees.

(a)	The parties to this Agreement are independent contractors. Nothing in this Agreement shall be construed to create a joint venture, partnership, franchise or agency relationship between the parties. Neither party has the authority, without the other party’s written approval, to bind or commit the other party in any capacity.

(b)	Each party agrees and acknowledges that its respective Personnel are not employees of the other party or any of its affiliates and are not eligible to participate in any of their employee benefit or similar programs. Each party shall be solely responsible for resolving all personnel issues and wages or salary matters pertaining to its Personnel and for all employment related claims by its Personnel, including claims for any benefits from the other party which may be afforded to such other party’s employees, as well as immigrant and other employment related legal requirements which may arise in connection with this Agreement or any individual Order Form. “Personnel” shall mean with respect to either party, such party’s directors, officers, agents, employees, temporary employees, consultants, and subcontractors.

(c)	Each party represents and warrants that, its Personnel shall be subject to appropriate pre-employment background investigations including criminal background checks, taking into consideration the confidential nature of the services to be performed and the risk and severity of the damage that might result from such party’s negligence or willful misconduct (“Background Investigation”). Each party shall notify the other immediately upon becoming aware of any violation of this paragraph and cooperate fully with such other party in investigating any breach or alleged breach of this paragraph.

(d)	Each party retains responsibility under this Agreement and each Order Form for each of its Personnel’s acts or omissions performed under this Agreement, as if such acts or omissions were performed by such party, and each party shall be fully liable to the other for the failure of any Personnel to comply with the terms of this Agreement or any individual Order Form.

8.	License Grants and Intellectual Property.

(a)	API License. During the Term and subject to the terms and conditions of this Agreement, Affirm hereby grants Merchant a limited, revocable, non-exclusive, non-transferable license to access and integrate Affirm’s APIs in order to provide and to enable Customers to access, use, perform and display (publicly or otherwise) the Services in the Territory.

(b)	Trademark License. During the Term and subject to the terms and conditions of this Agreement, each party grants to the other party a limited, revocable, non-exclusive, non-transferable license and right to use, reproduce, display, distribute and transmit the other party’s name, logo and any other trademarks, trade names, service marks, photographs, graphics, artwork, text and other content provided or specified by such party in any and all media formats, whether registered or unregistered, (collectively the “Marks”) solely in connection with and solely to the extent reasonably necessary for the purposes of this Agreement. Any use of the Marks hereunder will be subject to branding guidelines that the owner of such Marks may impose from time to time. Use of the Marks does not create in either party’s favor any right, title or interest in the Marks or any continuing rights to market or distribute the Services or otherwise use such Marks. All goodwill arising from the use of a party’s Marks shall inure to the party that owns such Marks. Neither party shall register or apply for registration of any of the other party’s Marks (or any similar trademarks, service marks or logos) for itself, or any other party. Each party agrees to reasonably cooperate with the other if the other party seeks to proceed with any infringement action regarding such rights, at such other party’s expense.

(c)	Affirm Intellectual Property. Merchant agrees and acknowledges that Affirm is the exclusive owner of and retains all right, title, and interest in any and all software, technology or tools used by Affirm to promote, market, sell, generate, or distribute the Services, including Affirm’s name, logo and any other trademarks or copyrighted material (collectively, “Affirm IP”). Merchant may not, nor may Merchant allow any third party to (i) modify, translate, reverse engineer, decompile, disassemble, otherwise attempt to derive source code from, or create derivative works based on, Affirm IP; (ii) make unauthorized copies of Affirm IP; (iii) distribute or market the Services and any Affirm IP, except to Customers, without Affirm’s prior written authorization; (iv) remove any proprietary notices, labels or Marks on or in any copy of the Services or Affirm IP; (v) alter or remove any warranties, disclaimers, and license agreements shipped with the Services; or (vi) use the Services and Affirm IP in any manner or for any purpose other than for which the Services and Affirm IP have been incorporated or for which the Services and Affirm IP have been provided.

(d)	Restrictions on Use of Services. Merchant will not: (i) offer for sale or lease, sell, resell, lease or in any way transfer the Services; (ii) attempt to create a substitute or similar service through use of, or access to, the Services; (iii) access or use the Services in a way intended to avoid incurring fees, misrepresent usage or performance data, misrepresent transaction amount or item data, or misrepresent user information, or knowingly permit Customers and third parties to engage in such access or use; (iv) [***].

(e)	Reservation of Rights; No Publicity. All rights not expressly granted herein are reserved to their respective owner. Except as may be expressly contemplated herein, Affirm shall not use Merchant’s name or Marks for any reason without Merchant’s prior written consent in each instance.

9.	Representations and Warranties.

Each party hereto represents and warrants that: (a) it is duly formed, validly existing, and in good standing under the laws of its state of incorporation or formation; (b) it has the right, power and authority to enter into this Agreement; (c) this Agreement has been duly and validly executed and delivered and constitutes legal, valid and binding obligations of each party; (d) it shall comply at all times with all applicable laws, rules and regulations in connection with carrying out its obligations contained herein; and (e) as of the date the Services are made publicly available on Merchant’s website, neither the execution, delivery or performance of this Agreement nor the consummation of the transaction contemplated hereby shall conflict with, result in a violation or breach of, or require the consent of any person under the terms, conditions or provisions of any contract, notice, indenture, license, permit, lease or any other instrument of such party. Merchant represents, warrants and agrees, with respect to each Successful Transaction, that Merchant (x) has the right to sell the goods or services delivered to Customer and shall warrant and defend such right against the claims and demands of all persons and (y) is conveying good and valid title to the goods and services delivered to Customer, free and clear of all encumbrances, debts, mortgages, attachments, pledges, charges, claims, and liens of any kind.

10.	Confidential Information and Privacy.

(a)	Confidential Information. In connection with the Services, a party (the “Receiving Party”) may receive or have access to confidential or proprietary information of the other party or its affiliates (the “Disclosing Party”), whether received or disclosed by such parties or their respective personnel, representatives, or other agents (collectively “Representatives”). As used in this Agreement, “Confidential Information” means any proprietary information, technical data, demographic information, Customer data, trade secrets or know-how, including but not limited to research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by either party either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment but excludes any such information that: (a) was lawfully in a party’s possession before receiving it from the other party; (b) is rightfully received from a third party without restriction and, to such party’s knowledge, without a breach of this Agreement; (c) is or becomes generally available to the public other than through a violation of this Agreement; or (d) was or is independently developed without use of or reference to the Confidential Information.

(b)	Obligations of the Receiving Party. The Receiving Party will: (a) keep the Confidential Information of the Disclosing Party confidential and not use or copy such Confidential Information other than as expressly authorized by the Disclosing Party and as permitted under this Agreement; (b) protect the Confidential Information of the Disclosing Party from unauthorized use disclosure by using at least the same degree of care as the Receiving Party employs to avoid such unauthorized use or disclosure, but in no event any less than reasonable care; (c) limit access to Confidential Information to those of its Representatives who need such access for purposes consistent with this Agreement and shall be responsible for any breach of this Section 10 by such Representatives. It is understood that each party’s Confidential Information shall remain the sole property of such party. In the event that the Receiving Party or any of its Representatives become legally compelled (by law, rule, regulation, subpoena, or similar court process) to disclose any Confidential Information of the Disclosing Party, the Receiving Party will, to the extent legally permissible, provide the Disclosing Party with notice of such circumstances and will limit such disclosure to only what, legal counsel for the Receiving Party advises, is specifically required by the law, rule, regulation, subpoena, or similar court process. This provision shall supersede any previous agreement, whether written or oral, between the parties hereto regarding Confidential Information. The terms and conditions of this Agreement shall be considered Confidential Information as to both parties.

(c)	Privacy. In the performing of its obligations under this Agreement, each party may create, receive or have access to information regarding customers, personnel and counterparties of the other party or such party’s affiliates that is of a personal, sensitive or confidential nature relating to a living person who can be identified from such information alone or when used in conjunction with other information available to such party (the “Personal Information”). Each Receiving Party shall comply with the provisions of all laws applicable to the privacy, protection and confidentiality of Personal Information of the other party, if obtained by such Receiving Party, including customer and employee records (“Privacy Law(s)”). Without limiting the foregoing, each party will establish and maintain appropriate administrative, physical, and technological safeguards to protect the security, confidentiality and integrity of Personal Information of the other party. By way of illustration only, Privacy Law(s) include the Gramm-Leach-Bliley-Act, (“GLBA”) 15 U.S.C. § 6801, et seq., the Federal Trade Commission (“FTC”) Financial Privacy Rule, 16 C.F.R. § 313.1, et seq., the FTC Safeguards Rule, 16 C.F.R. § 314.1, et seq., the FTC Disposal Rule, 16 C.F.R. § 682.1, et seq., the Identity Theft Red Flag Rules, 16 C.F.R. § 681.1, et seq., the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. § 1681, et seq., and Regulation V, 12 C.F.R. § 1022.1, et seq. As between the parties, Affirm shall [***], and Merchant shall [***]. [***]. [***]. Therefore, the parties agree that (i) each other party independently owns its respective data ([***]) and may use and disclose such data as decided by such party, irrespective of the fact that such data may be the same information as the data of the other party, so long as it does so in compliance with Privacy Laws, and (ii) [***].

Except as otherwise agreed by the Parties in writing, Affirm shall not provide to Merchant any sensitive financial information of Customers including, without limitation, Loan numbers, information provided by a consumer in a Loan application, information obtained by Affirm or Originating Bank in the course of underwriting a consumer’s Loan application, and “consumer reports” as defined in the FCRA (collectively, “Loan Information”). Merchant shall have no obligations to Affirm under this Agreement or obligations under applicable law with respect to such Loan Information; provided, however, that Merchant shall not use the fact that a Customer financed his or her purchase with Affirm to target that Customer with respect to marketing campaigns.

To the extent permitted by applicable law, each party agrees to[***], and the parties shall reasonably cooperate in any resulting response.

11.	Disclaimers.

EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT AND EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, REGARDING ITS PRODUCTS AND SERVICES. EXCEPT AS EXPRESSLY SET FORTH IN THE AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL CONDITIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED, EXCEPT TO THE EXTENT ANY SUCH EXCLUSION WOULD CONTRAVENE ANY APPLICABLE STATUTE.

12.	Indemnification.

(a)	General Indemnification. Each party (the “Indemnifying Party”) agrees to defend and indemnify the other party, its affiliated and related entities, and any of their officers, directors, agents and employees (the “Indemnified Party”), from and against any third party claims, lawsuits, investigations, penalties, damages, liabilities, losses or expenses (including, but not limited to, reasonable attorney’s fees) (“Claims”) to the extent arising out of or relating to any of the following: (a) any material misrepresentation, breach or alleged breach of, or default in connection with any of the representations, warranties, or covenants of the Indemnifying Party contained in this Agreement; (b) any claim arising out of or relating to the goods or services provided by the Indemnifying Party (or the advertisement or marketing thereof, subject to the provisions herein), including but not limited to, any claims for false advertising, unfair business practices, product defects, sales or distribution of Prohibited Items, personal injury, death or property damages; (c) as to [***], as Indemnifying Party, any claim for [***]; (d) as to [***], as Indemnifying Party, any claim arising out of [***]; (e) as to [***], as Indemnifying Party, any claim arising out of [***]; or (f) the Indemnifying Party’s gross negligence or willful misconduct.

(b)	Intellectual Property Claims. Affirm shall defend and indemnify Merchant, at its own expense, from and against any Claim that the Services infringe any third-party’s intellectual property rights (“IP Claims”). Affirm shall have no obligation or liability with respect to any claim of infringement to the extent it is based, in whole or in part, upon the following (collectively, “Indemnity Exclusions”) (i) the combination, operation or use of the Services with any hardware, software or other device supplied by a party other than Affirm [***], and the claim would not have arisen but for such combination, operation or use; (ii) any modification of the Services by Merchant or its agents which is not pre-approved by Affirm in writing; (iii) Merchant’s failure to promptly update the Services (e.g., install a supported release) provided by Affirm [***]; (vi) use of the Services in breach of this Agreement; or (vii) Merchant’s continued allegedly infringing activity after being notified thereof or of modifications that would have avoided the alleged infringement. Affirm shall not be obligated or responsible for any settlement entered into without Affirm’s prior written consent. Should the Services become, or in Affirm’s opinion likely become the subject of an IP Claim, Affirm, at its option, will, in addition to its other obligations hereunder, either (a) procure for Merchant the right to continue using the Services, (b) modify the Services to make it non-infringing provided the same functionality is maintained, or (c) terminate this Agreement as to the potentially infringing Services and refund Merchant the amortized fees paid under this Agreement for such potentially infringing Services.

(c)	Indemnification Procedures. The Indemnified Party’s right to indemnification is conditioned upon the following: prompt written notice to the Indemnifying Party of any Claim for which indemnity is sought pursuant to this Agreement; control of the investigation, preparation, defense and settlement thereof by the Indemnifying Party; and reasonable cooperation by the Indemnified Party, at the Indemnifying Party’s request and expense, in the defense of the Claim. The Indemnified Party shall have the right to participate in the defense of a Claim by the Indemnifying Party with counsel of the Indemnified Party’s choice at the Indemnified Party’s sole expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment that makes any admissions in the Indemnified Party’s name or imposes any liability upon the Indemnified Party.

(d)	Implied or Equitable Indemnity. No party to this Agreement will be entitled to any form of implied or equitable indemnification at any time, whether based on a theory of contract, torts (including negligence), strict liability or otherwise, and any right thereto is hereby irrevocably waived and disclaimed by each of the parties.

13.	Limitation of Liability.

[***]

14.	Governing Law; Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of the State of California notwithstanding any conflict of law rules. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, shall be determined by final and binding arbitration before one arbitrator. The place of arbitration shall be in San Francisco, California, if Merchant is the claimant, and in New York, New York, if Affirm is the claimant. The arbitration shall be administered by Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the “Expedited Procedures” described therein. Judgment on the award may be entered by any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. If for any reason this arbitration clause is deemed inapplicable or invalid, both Merchant and Affirm waive, to the fullest extent allowed by law, any claims to recover punitive or exemplary damages and any right to pursue any claims on a class or consolidated basis or in a representative capacity.

15.	Force Majeure.

Except for each party’s payment obligations, neither party will be responsible for any failure or delay in performance due, in whole or in part, directly or indirectly, to any contingency, delay, failure, or cause of any nature beyond its reasonable control, including, without in any way limiting the generality of the foregoing, fire, terrorism, epidemic, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, strike, lockout, unavailability of components, war, riot, acts of God, regulation, ordinance, or instructions of government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or other event that is traditionally recognized by California courts as an event of force majeure. In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue. Such delay will not be excused under this Section 15 for more than ninety (90) days.

16.	Assignment.

Neither party may assign all or part of this Agreement without such assignment being considered a change to the Agreement without the prior written consent of the other party. Notwithstanding the foregoing, such consent shall not be required in the case of an assignment in connection with the sale or transfer of all or substantially all the party’s assets related to the business covered hereby, provided that the assigning party gives the non-assigning party written notice of such an assignment as soon as reasonably practicable following the close of the transaction giving rise to the assignment. Following any assignment permitted hereunder, the assignee shall have the same rights and obligations as the assignor and shall agree in writing to be bound by the terms and conditions of this Agreement.

17.	Term and Termination.

(a)	Term. This Agreement shall commence on the Effective Date and shall remain effective for a period of three (3) years following the Effective Date (“Initial Term”), unless terminated earlier in accordance with this Section 17. After the Initial Term of this Agreement, this Agreement will automatically renew for additional and successive terms of one year (each a “Renewal Term”), until terminated in accordance with the terms herein. The Initial Term and any Renewal Term are collectively referred to under the Agreement as the “Term.” Termination of this Agreement shall result in the automatic termination of any Order Form effective as of the date of termination of this Agreement, subject to the obligations herein.

(b)	Termination without Cause. After the Initial Term, either party may terminate this Agreement (or any one or more Order Forms) without cause and without need for judicial or administrative action, award or resolution upon providing at least ninety (90) days' written notice to the other party.

(c)	Termination with Cause. Notwithstanding anything to the contrary in this Agreement, either party may terminate this Agreement (or any one or more Order Forms) for a material breach by the other party that is not cured within thirty (30) days after written notice by the non-breaching party or immediately upon notice of termination in the event of a material breach that by its nature cannot be remedied within thirty (30) days. Either party may terminate this Agreement immediately if the other party (i) terminates its business operations; (ii) becomes insolvent; (iii) suffers the appointment of a receiver or makes an assignment for the benefit of creditor; or (iv) enters into any voluntary or involuntary bankruptcy proceedings. In addition, either party may terminate this Agreement immediately if (a) it discovers that the other party has misrepresented, omitted or falsified any information or documentation provided to it, including, but not limited to, its financial records, inventory records, or any Customer information; (b) the other party engages in conduct that damages or disparages its reputation or goodwill (or the reputation of its services or personnel); or (c) it violates any applicable laws.

(d)	Obligations Upon Termination. Termination will not release either party from financial obligations owed to the other party for services previously delivered or payments owed prior to termination, and the parties shall cooperate with each other to complete all outstanding obligations to Customers in a mutually agreed fashion. Further, upon termination of this Agreement, but subject to any continuation that is warranted by a transition period agreed upon by the parties in writing:

i.	All licenses granted by Affirm will terminate and all rights shall revert to Affirm. Licenses granted in this Agreement will extend to any Services for which Customer transactions have been accepted and for which Services will be delivered post-termination and for all Services that Merchant is in process of performing, except where termination is by Affirm for Merchant’s uncured nonpayment.

ii.	Each party will immediately destroy or return to the other party, and upon request, certify such destruction of, all of the other’s materials, documentation, data, and Confidential Information, including all related materials that were derived from such materials, documentation, data, and Confidential Information.

iii.	Each party shall immediately cease to represent itself as a partner of the other and cease its use of any of the other party’s Marks. Such other party’s name, logo and any other proprietary information related to this Agreement and Services will be removed immediately from each party’s website, e-mail signature, marketing and promotional materials, offices and demonstration labs.

(e)	Survival. No termination of this Agreement will release either party from any payment or other obligations owed to the other, or affect any rights or liabilities of either party with respect to any breach of this Agreement. Sections 8, 10, 12, 13, 14 and 17 shall survive termination of this Agreement until the obligations of those sections are completed.

18.	Insurance.

Beginning ninety (90) days after the Effective Date and continuing during the remainder of the Term of this Agreement, Merchant and Affirm, each at its own cost and expense, shall continuously maintain in force and effect [***] with per-claim and aggregate limits of not less than [***]. The coverage provided by these policies shall include, in connection with an act, error, omission or breach of duty in the handling, management, storage, use or control of protected [***], coverage for the following: (1) [***]; (2) [***]; (3) [***]; and (4) [***].

No later than the Effective Date, and on an annual basis thereafter, each party shall provide to the other party a certificate of insurance evidencing that each of them has procured and is maintaining insurance policy or policies conforming to the above requirements.

19.	Notices.

All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via electronic mail: (a) by Merchant to [***] (b) by Affirm, to the electronic mail address submitted by Merchant on the most current Order Form between the parties, with a copy to [***] for notices of breach, indemnification or termination. Notices shall be deemed received one (1) Business Day after being sent by electronic mail.

20.	Waiver.

The failure of any party to enforce any of the terms and conditions of the Agreement shall not constitute a waiver of that party’s right thereafter to enforce each and every term and condition of this Agreement.

21.	Entire Agreement; Amendments; Severability.

This Agreement, including the Exhibits and all applicable Order Forms, constitutes the entire understanding and contract between the parties and supersedes all prior agreements (including any prior agreement entered into between the parties), understandings, arrangements, commitments or representations, oral or written, between the parties with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement. The terms and conditions of this Agreement will further supersede all pre-printed terms and conditions contained on any purchase order or other business form submitted by Merchant to Affirm, or any terms of service or “shrinkwrap” and similar license agreements that may be contained within the Services or delivered as part of the Affirm IP, from the Effective Date forward. This Agreement may not be amended or modified except by a writing executed by the duly authorized representatives of both parties. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.